Contact: Jennifer Cook Williams

Associate Director

Corporate Communications

650-425-4542

CELL GENESYS REPORTS FOURTH QUARTER AND 2002 RESULTS

Ends Year With $167 Million in Cash

FOSTER CITY, CA, January 29, 2003-Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss for the quarter ended December 31, 2002 of $12.3 million, or $0.34 per share, and a net loss for the year then ended of $27.3 million, or $0.76 per share. This compares with a net loss of $2.2 million and a net loss of $29.5 million in the same quarter and full year of 2001, respectively. The company's net loss for 2002 is due primarily to continued investment in the company's multiple clinical-stage product development programs, and the net loss for the fourth quarter included certain facility-related non cash charges. Cell Genesys ended 2002 with $166.9 million in cash, cash equivalents and short-term investments including restricted cash and investments.

Revenues for the fourth quarter and year ended December 31, 2002 were $2.0 million and $39.1 million, respectively, compared with $13.7 million and $28.3 million in the comparable periods of 2001. The increase in revenues in 2002 can be attributed primarily to a non recurring fee of $26.0 million associated with a license agreement with Transkaryotic Therapies, Inc. (TKT) for the company's gene activation technology.

Research and development costs were $21.3 million and $75.1 million in the fourth quarter and year ended December 31, 2002, respectively, compared with $16.6 million and $50.8 million for the comparable periods of 2001. The increase can be attributed primarily to the company's expanding clinical programs for both its GVAX® cancer vaccines and oncolytic virus therapies.

Capital expenditures for the fourth quarter and year ended December 31, 2002 were $25.2 million and $64.9 million, respectively, and relate primarily to the construction of manufacturing facilities for Phase III trials and market launch. In the fourth quarter of 2002, the company also recognized a facility-related non cash charge of $6.2 million associated with its planned move to a new, larger research and development facility and corporate headquarters in early 2003.

"During 2002, Cell Genesys continued to make progress in advancing its cancer product programs toward Phase III trials and in establishing the manufacturing infrastructure capable of producing product for these trials and potential market launch," stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. "Our financial strength and diversified business assets have positioned us to advance multiple clinical-stage product candidates in parallel, including the initiation of Phase III clinical trials of GVAX® prostate cancer vaccine in mid-2003, and we look forward to reporting continued progress in the year ahead."

Fourth Quarter 2002 and Other Recent Highlights:
  Reported follow-up data at the International Conference on Gene Therapy of Cancer from the company's initial Phase I/II multicenter clinical trial of GVAX® lung cancer vaccine. Of the 33 patients who received the vaccine, three patients (9 percent) achieved a complete response (complete disappearance of tumor at all disease sites) with a median duration of 17.8 months. Another seven patients (21 percent) had stable disease or minor responses with an overall median duration of 7.7 months. The median survival of all 33 treated patients was 8.6 months (not including the time required to manufacture their vaccines), as compared to the reported 5.7 to 7.0 months for the approved second-line chemotherapy (docetaxel) for such patients or 4.6 months for best supportive care.
  Reported data at the International Conference on Gene Therapy of Cancer from a Phase I/II clinical trial of CG7870 oncolytic virus therapy in patients with localized recurrent prostate cancer. The data demonstrated antitumor activity as measured by reductions in serum levels of prostate-specific antigen (PSA) in 75 percent (9/12) of patients with elevated PSA levels at baseline. In the nine responders, PSA levels decreased by 25-50 percent, and all patients remained progression-free at a median follow-up time of six months. Treatment with the intraprostatically-administered CG7870 was well tolerated and did not result in any serious treatment-related side effects.
  Completed construction of two manufacturing facilities, both which have capabilities for manufacturing product for Phase III trials and market launch. The Hayward, CA facility will manufacture non patient-specific vaccines such as GVAX® prostate cancer vaccine, and the Memphis, TN facility will manufacture the company's patient-specific GVAX® lung cancer vaccines.
  Announced the formation of a three-year research collaboration with VectorLogics, Inc., in which Cell Genesys' oncolytic virus therapies will be evaluated in combination with novel methods to further enhance the viruses' cell targeting abilities.
  Received $15 million in cash in January 2003 from TKT in relation to a licensing agreement for the company's gene activation technology. This constituted the remainder of the up-front license fee of $26 million, $15 million of which was originally expected to be received in the form of TKT common stock.

Cell Genesys is focused on the development and commercialization of innovative therapeutic products for cancer. The company is pursuing three cancer product platforms-GVAX® cancer vaccines, oncolytic virus therapies and cancer gene therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for other oncolytic virus therapies and gene therapies for multiple types of cancer. Cell Genesys' majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold approximately 8.7 million shares of common stock in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in Foster City, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the fourth quarter and to provide financial guidance for 2003 at 11:30 a.m. EST on Thursday, January 30, 2003. Investors may listen to the webcast of the conference call live on Cell Genesys' website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to reservation number 673136.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the application of the company's financial assets, the company's progress and results and timing of clinical trials and preclinical programs, progress and capabilities of manufacturing facility sites and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and development programs, clinical trials, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K dated April 1, 2002 as well as Cell Genesys' reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward- looking information in this press release.

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[1/29/03]

 SELECTED FINANCIAL INFORMATION
(unaudited)
STATEMENT OF OPERATIONS DATA

(in thousands except per share data)

                                                       Three Months Ended            Year Ended
                                                           December 31,             December 31,
                                                  -----------------------  ----------------------
                                                        2002        2001        2002        2001
                                                  -----------  ----------  ----------  ----------
Revenue under collaborative agreements.........       $1,968     $13,671     $39,141     $28,317
                                                  -----------  ----------  ----------  ----------

Operating expenses:
  Research and development.....................       21,285      16,630      75,138      50,752
  General and administrative ..................        9,321       3,548      20,697      11,850
  Charge for purchased in-process technology...            --            --     (186)     18,042
                                                  -----------  ----------  ----------  ----------
     Total operating expenses..................       30,606      20,178      95,649      80,644

Gain on sale of stock of Abgenix...............        2,246             --    2,246          --
Interest and other income......................        2,711       4,655       9,942      18,378
Interest expense...............................          (94)       (278)     (1,011)       (500)
                                                  -----------  ----------  ----------  ----------
    Loss before minority interest and income ta      (23,775)     (2,130)    (45,331)    (34,449)
Income attributed to minority interest.........            --        197          96         264
                                                  -----------  ----------  ----------  ----------
    Loss before income taxes...................      (23,775)     (1,933)    (45,235)    (34,185)
Benefit for income taxes.......................       12,225         539      18,636       5,512
                                                  -----------  ----------  ----------  ----------
Net loss.......................................      (11,550)     (1,394)    (26,599)    (28,673)
Deemed dividend to preferred stockholders......         (702)       (785)       (702)       (785)
                                                  -----------  ----------  ----------  ----------
Net loss attributed to common stockholders.....     ($12,252)    ($2,179)   ($27,301)   ($29,458)
                                                  ===========  ==========  ==========  ==========
    Basic and diluted net loss per common share       ($0.34)     ($0.06)     ($0.76)     ($0.85)
                                                  ===========  ==========  ==========  ==========
Weighted average shares of common stock
     outstanding - basic and diluted...........       36,454      35,549      35,889      34,746
                                                  ===========  ==========  ==========  ==========

BALANCE SHEET DATA
(in thousands)                                                                       December 31,
                                                                                2002        2001
                                                                           ----------  ----------
Cash, cash equivalents and short-term investments,
   including restricted cash and investments.............................   $166,905    $258,649
Receivable from TKT......................................................     15,000         --
Investment in Abgenix common stock.......................................     64,076     301,217
Other current assets.....................................................      1,340      10,603
Property and equipment, net (A)..........................................    157,215      43,217
Other assets.............................................................      1,312       1,624
                                                                           ----------  ----------
Total assets.............................................................   $405,848    $615,310
                                                                           ==========  ==========

Current liabilities (A)..................................................    $68,373    $149,690
Long-term obligations (A)................................................     98,695      60,000
Minority interest in equity of subsidiary................................        --           96
Series B preferred stock.................................................      7,632      17,970
Stockholders' equity.....................................................    231,148     387,554
                                                                           ----------  ----------
Total liabilities and stockholders' equity...............................   $405,848    $615,310
                                                                           ==========  ==========

(A)  During 2002, the company made an amendment to an operating lease relating to the company's funding of a portion of the cost of certain structural elements of a building.
     This change required that the lease be classified as a capital lease for accounting purposes, resulting in an increase of approximately $52.5 million in property and equipment assets and liabilities as of December 31, 2002.  The future cash payments under the lease obligation were not impacted by the amendment.